Exhibit 99.1

Rogers Corporation Updates Guidance for the First Quarter

ROGERS, Conn.--(BUSINESS WIRE)--April 18, 2013--Rogers Corporation (NYSE:ROG) (“Rogers” or the “Company”) today announced revised guidance for its fiscal first quarter ended March 31, 2013. Rogers now projects first quarter net sales from continuing operations of approximately $126 million compared to the February 19, 2013 guidance of $129 to $133 million. The GAAP earnings per diluted share from continuing operations for the first quarter 2013 are expected to be approximately $0.39 per share. These per share estimates include anticipated net special adjustments of approximately $0.05 per diluted share during the quarter. Excluding these charges, non-GAAP earnings per diluted share from continuing operations are expected to be $0.44 compared to the previous non-GAAP guidance of $0.57 to $0.61 per diluted share. The first quarter results were primarily impacted by lower demand and lower production absorption in the quarter, as well as start-up costs associated with the installation of the new molded urethane foam manufacturing line.

The special adjustments are comprised of:

  $0.7 million of pre-tax charges related to severance costs associated with workforce reductions during the quarter. This charge impacts Selling General & Administrative expenses (SG&A).
  $0.5 million of pre-tax charges primarily associated with moving the final inspection operation for Curamik Electronics Solutions from its site in Eschenbach, Germany to Hungary. This move had been previously announced, and the costs are expensed as they are incurred. This charge also impacts SG&A.

The Company is currently working through its quarterly closing process to finalize results, which it expects to report at the end of April 2013. A table reconciling the GAAP and non-GAAP earnings amounts disclosed in this press release is included below.

Bruce D. Hoechner, President and CEO commented, “This year’s first quarter sales were up about $5.8 million or 4.8% over the first quarter of 2012, but fell slightly below the low end of our guidance for the quarter by about $3 million or 2.4%. As reported by industry sources, the quarterly reduction in global demand for tablet devices and reduced military spending impacted our first quarter results more than anticipated. However, High Performance Foams had record first quarter sales up 5.0% and our Printed Circuit Materials operating segment started the year strong with sales up 10.6%, both relative to the first quarter of 2012. We see positive signs in the markets we serve and expect market conditions to improve for the balance of 2013, led by anticipated increases in spending in the telecom market as the rollout of 4G infrastructure progresses.”

Notes to Reconciliation of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain special adjustments that may not be indicative of the core business operating results. Rogers believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and liquidity and when planning, forecasting and analyzing future periods.

Updated Reconciliation of non-GAAP to GAAP Income Per Share Guidance for the First Quarter of 2013:

The following table includes non-recurring charges related to the move of Curamik’s final inspection operations to Hungary and other special adjustments.

Q1 2013 EPS Estimate

Estimated Q1 2013 GAAP income per diluted share from continuing operations	$0.39

Add back special adjustments, net of tax:
Charges related to severance costs associated with workforce reductions	0.03
Expenses related to relocation of Curamik’s final inspection operation	0.02
Total special adjustment charges	0.05

Estimated Q1 2013 Non-GAAP income per diluted share from continuing operations	$0.44

Reconciliation of non-GAAP to GAAP Income Per Share Guidance for the First Quarter of 2013:

The following table includes non-recurring charges related to the move of Curamik’s final inspection operations to Hungary and other special charges.

Q1 2013 EPS Guidance
Guidance Q1 2013 GAAP income per diluted share from continuing operations	$0.54 - $0.58

Add back special charges, net of tax:
Estimated expense related to relocation of Curamik’s final inspection operation	0.01
Other special charges	0.02
Total special adjustment charges	0.03

Guidance Q1 2013 non-GAAP income per diluted share from continuing operations	$0.57 - $0.61

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components for consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 180 years of materials science and engineering experience, Rogers provides product designers with solutions to help them power, protect and connect our world with greater reliability, efficiency and performance. Rogers’ three core businesses include Power Electronics Solutions for high-voltage rail traction, energy efficient motor drives, wind and solar power conversion; High Performance Foams for cushioning, sealing and impact protection in tablets and smart phones, aircraft, rail and automotive interiors, sporting goods, apparel and gear; and Printed Circuit Materials for wireless infrastructure, power amplifiers, smart antennas, and radar systems for automotive and defense applications. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Statements in this press release, including but not limited to projections of financial results that are not strictly historical may be deemed to be “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and are subject to uncertainties and risks. These uncertainties and risks include, but are not limited to, changing business, economic, and political conditions both in the United States and in other countries, particularly in light of the global sovereign debt issues, market demand and pricing, the possibility that anticipated benefits of acquisitions may not materialize as expected, competitive and cost factors, unanticipated delays or problems in completing our planned operational enhancements to various facilities, rapid technological change, new product introductions, legal proceedings, and the like. Forward looking statements in this press release should be evaluated together with these as well as the other uncertainties and risks that affect Rogers Corporation’s business, particularly those discussed in its most recent Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward looking statements. All information in this press release is as of April 18, 2013 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
Investor Contact:
William J. Tryon, 860-779-4037
Director of Investor and Public Relations
william.tryon@rogerscorp.com
Fax: 860-779-5509
or
Website Address:
http://www.rogerscorp.com